Exhibit 99.1

IsoRay Announces Third Quarter Fiscal 2017 Financial Results

Revenue Increased 7% This Quarter over Third Quarter Last Year and 24% This Quarter over Prior Quarter

RICHLAND, Wash., May 10, 2017 -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced financial results for the third quarter of fiscal 2017, ended March 31, 2017.

Revenue for the third quarter of fiscal 2017 was $1.28 million, a 7% increase compared to $1.20 million revenue for the third quarter of fiscal 2016 and a 24% increase from $1.03 million reported in the second quarter of fiscal 2017. The increase in revenue is primarily due to improving results from the investments in sales personnel and implementation of a more aggressive sales and marketing strategy made earlier in the fiscal year. Prostate brachytherapy represented 89% of total revenue for the third quarter of fiscal 2017 compared to 82% in the third quarter of fiscal 2016 and 86% in the second quarter of fiscal 2017. Gross Profit was $0.29 million compared to $0.07 million in the same period last year and a $0.01 million gross loss in the second quarter of fiscal 2017. Gross Profit Margin was 23% in the third quarter compared to 6% in the third quarter of fiscal 2016. Gross Profit was positively impacted by process and manufacturing cost reductions and the leveraging of the increased revenue from improved sales. The 23% Gross Profit Margin for the third quarter is a 337% gain from the third quarter fiscal 2016.

Total operating expenses were $1.68 million in the third quarter of fiscal 2017, a 21% increase compared to $1.39 million recorded in the third quarter of fiscal 2016. Increases in research and development and sales and marketing expenses of 79% and 76% respectively, were partially offset by a 9% decrease in general and administrative (G&A) expenses. The G&A decrease is primarily due to lower legal fees as well as the absence of other one-time personnel related expenses recorded in the year ago period.

Operating loss was $1.39 million, a slight increase from the operating loss of $1.33 million for the third quarter of fiscal 2016. The net loss was $1.36 million, or $(0.02) per basic and diluted share, compared to a net loss of $1.20 million, or $(0.02), per basic and diluted share, for the same period of fiscal 2016. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million shares in both periods. IsoRay had cash, cash equivalents and certificates of deposit of $10.4 million as of March 31, 2017, and no debt.

“IsoRay’s sales improved in the third quarter with revenue increasing 7% from the same period last year and 24% from the previous quarter. The revenue increase was driven by the more aggressive sales and marketing strategy we introduced earlier in the fiscal year that positions IsoRay and Cesium-131 as a leader in brachytherapy for prostate cancer treatment. This turnaround also underscores the quality of our recently expanded sales force, which is comprised of highly experienced brachytherapy sales people, most of whom are new to IsoRay. Combined with our renewed commitment to the prostate brachytherapy community, our message is gaining traction as our client roster has expanded with both new and returning accounts,” said Thomas LaVoy, Chairman and CEO.

“Óur results also benefited from the cost reductions and production and process improvements that we’ve put in place over the last year. These actions, in concert with the quarterly revenue increase, led to an expansion of the Gross Profit Margin to 23%, a significant increase over prior periods. We’ve strategically reallocated the funds we’ve freed up from operating more efficiently throughout our organization into revenue producing areas such as sales and marketing and research and development, and we believe that it is these substantial investments which have led to the improved results in the third quarter.”

“We continue to have an ongoing commitment in the development of the GammaTile, a novel system that is a combination of Cesium-131 seeds embedded into collagen tiles, developed and owned by GammaTile LLC, that delivers brain brachytherapy treatment at the time of surgery. GammaTile LLC collaborates with the Barrows Neurological Institute, one of the largest neurological disease treatment and research institutions and consistently ranked as one of the best neurosurgical training centers in U.S. Over 80 patients have been treated in clinical trials with GammaTile to date and results point to an extension of the median time to recurrence and a very low rate of side effects. We submitted an application for 510(k) clearance in March, 2017 related to embedding our Cesium-131 seeds into collagen tiles and look forward to the FDA’s decision in the coming months. Other R&D investments include updates to loading and other placement devices for prostate applications,” continued Mr. LaVoy.

“We were pleased that the study entitled "Long-term Quality of Life in Prostate Cancer Patients Treated with Cesium-131" was accepted for publication in the highly respected International Journal of Radiation Oncology, Biology, Physics (the "Red Journal"). The study was conducted by a respected team of doctors from the departments of Radiation Oncology and Urology at the University of Pittsburgh Medical Center (UPMC) that we have worked closely with. The aim of the study was to evaluate the long-term quality of life (QOL) as reported by men treated at UPMC with Cesium-131 prostate brachytherapy. The report concluded that patients treated with Cesium-131 are able to recover from prostate cancer treatment quickly and then maintain their baseline quality of life over the long term. These results, combined with results from other recent studies that support triple therapy - external beam radiation, brachytherapy and hormone therapy – have begun to drive increasing growth in multiple prostate patient segments such as targeted and salvage treatments and higher risk patients.”

“Looking ahead, we’re encouraged by the third quarter results. We believe that IsoRay’s renewed commitment and messaging is resonating with the brachytherapy community. We’re also continuing to invest in sales and marketing activities and the automation of our production processes which are expected to continue to lower our cost of production in the months ahead. As such, if revenue levels continue to increase, and costs stabilize or move lower, as we experienced this quarter, our financial results are expected to benefit from increasing operating leverage in the fourth quarter and next fiscal year. We remain on track for a combined third and fourth quarter revenue increase of approximately 20% over last year’s second half revenue,” concluded Mr. LaVoy.

For the first nine months of fiscal 2017 ended March 31, 2017, revenue was $3.39 million, a 7% decrease compared to revenue of $3.65 million for the same period of fiscal 2016. Prostate brachytherapy represented 88% of total revenue for the first nine months of fiscal 2017 and 86% of total revenue in fiscal 2016. Operating expenses were $4.78 million, a 19% increase compared to $4.00 million for the nine months ended March 31, 2016. Operating loss was $4.44 million for the nine months ended March 31, 2017, compared to a $3.83 million operating loss for the comparable period of fiscal 2016. The net loss for the nine month period was $4.31 million, or $(0.08) per basic and diluted share, compared to a net loss of $3.54 million, or $(0.06), per basic and diluted share, for the nine month period of fiscal 2016. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million shares in both periods.

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About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether the new marketing strategy will increase sales, whether the changes to the sales staff will result in increased sales, whether the additional resources being added to IsoRay's online presence will increase patient or clinician engagement and interest, whether use of Cesium-131 in non-prostate applications will increase revenue, whether we obtain and the timing of obtaining our application for 510(k) clearance, our ongoing relationship with GammaTile LLC, whether further automation of production processes will be completed or will result in lower costs, whether revenue will increase and costs decrease in the upcoming quarters, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient quality of life results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases whether or not used in conjunction with other treatments, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and agreements we ultimately negotiate with third parties related to distribution of GammaTile products, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in the six month period that an increase is anticipated, the use of competitors' products in lieu of our products over the six month period we expect an increase, less favorable reimbursement rates during the six month period we expect an increase, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518

 IsoRay, Inc. and Subsidiaries

 Consolidated Balance Sheets

 (In thousands, except shares)

	March 31,	June 30,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$5,100	$10,139
Certificates of deposit (Note 3)	5,307	2,247
Accounts receivable, net of allowance for doubtful accounts of $30 and $30, respectively	854	605
Inventory	314	334
Prepaid expenses and other current assets	348	304

Total current assets	11,923	13,629

Property and equipment, net	1,013	577
Certificates of deposit, non-current (Note 3)	-	2,973
Restricted cash	181	181
Inventory, non-current	557	591
Other assets, net of accumulated amortization	267	151

Total assets	$13,941	$18,102

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$706	$612
Accrued protocol expense	84	122
Accrued radioactive waste disposal	203	177
Accrued payroll and related taxes	25	72
Accrued vacation	122	111

Total current liabilities	1,140	1,094
Long-term liabilities:
Warrant derivative liability	-	27
Asset retirement obligation	554	580

Total liabilities	1,694	1,701
Commitments and contingencies (Note 8)

Shareholders' equity:
Preferred stock, $.001 par value; 7,001,671 shares authorized:
Series A: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Series C: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series D: 1,671 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 192,998,329 shares authorized;
55,017,419 and 55,010,619 shares issued and outstanding	55	55
Additional paid-in capital	82,941	82,788
Accumulated deficit	(70,749)	(66,442)

Total shareholders' equity	12,247	16,401

Total liabilities and shareholders' equity	$13,941	$18,102

The accompanying notes are an integral part of these consolidated financial statements.

 IsoRay, Inc. and Subsidiaries

 Consolidated Statements of Operations  (Unaudited)

 (Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2017	2016	2017	2016

Product sales, net	$1,282	$1,199	$3,391	$3,649
Cost of product sales	989	1,132	3,051	3,472
Gross profit	293	67	340	177

Operating expenses:
Research and development
Proprietary research and development	166	183	488	385
Collaboration arrangement, net of reimbursement (Note 8)	161	-	161	-
Total research and development	327	183	649	385
Sales and marketing	530	301	1,550	834
General and administrative	825	910	2,632	2,786
Change in estimate of asset retirement obligation (Note 13)	-	-	(48)	-
Total operating expenses	1,682	1,394	4,783	4,005

Operating loss	(1,389)	(1,327)	(4,443)	(3,828)

Non-operating income:
Interest income, net	29	54	89	166
Change in fair value of warrant derivative liability	-	78	27	136
Other income	-	-	20	-
Non-operating income, net	29	132	136	302

Net loss	(1,360)	(1,195)	(4,307)	(3,526)
Preferred stock dividends	(3)	(3)	(8)	(8)

Net loss applicable to common shareholders	$(1,363)	$(1,198)	$(4,315)	$(3,534)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.08)	$(0.06)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,017	55,023	55,015	55,011

The accompanying notes are an integral part of these consolidated financial statements.